Exhibit 10.1

CONTINEUM THERAPEUTICS, INC.
EXECUTIVE SEVERANCE PLAN

1.    Purpose of the Plan

The purpose of the Executive Severance Plan (the “Plan”) is to provide for the payment of severance benefits to certain eligible employees of the Company in the event such employees are subject to certain qualifying employment terminations. This Plan shall supersede any and all prior separation, severance, change in control and salary continuation arrangements, programs and plans that were previously offered by the Company, either orally or in writing, for which a Participant was eligible. Capitalized terms used in the Plan are defined in Section 11, except as otherwise specified.

2.    Effective Date

The Plan is effective as of May 24, 2024 (the “Effective Date”).

3.    Administration and Interpretation

Prior to the Closing, the Committee shall be responsible for administering the Plan and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be responsible for administering the Plan during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Participants. Any references in this Plan to the “Committee” with respect to periods following the Closing shall mean the Representative.

4.    Participation

Eligibility under the Plan is limited to those Company executive employees and other key employees who (i) are designated by the Committee from time to time to participate in the Plan and (ii) execute a Plan Participation Agreement, in the form attached hereto as Exhibit A (a “Participation Agreement”). In connection with the Participant’s execution of a Participation Agreement, each Participant who is covered by an existing employment or severance agreement with the Company on the Effective Date will be required to agree that his/her existing rights under all such agreements are amended and replaced with the provisions of this Plan.

5.    Severance Benefits

(a)    Required Payments. For purposes of clarity, the severance benefits in this Plan are in addition to the Company’s obligations to pay the Accrued Benefits upon the Participant’s Separation from the Company.

(b)    Termination that Does Not Qualify as a Change in Control Termination. If a Participant is subject to an Involuntary Termination, then subject to the Participant’s satisfaction of the requirements of Section 6, the Company shall provide the Participant with the following Severance Benefits:

(i)    Cash Severance. The Company shall pay the Participant a cash severance amount, as follows:

Participant Tier	Cash Severance Amount
Tier 1	An amount equal to (i) 12 months of the Participant’s Base Salary and (ii) a Pro-Rata Annual Target Bonus
Tier 2	An amount equal to (i) 12 months of the Participant’s Base Salary and (ii) a Pro-Rata Annual Target Bonus
Tier 3	An amount equal to (i) 6 months of the Participant’s Base Salary and (ii) a Pro-Rata Annual Target Bonus

The payments in this Section 5(b)(i) will be subject to applicable tax withholdings. Any cash severance payable under this Section 5(b)(i) shall be paid in a lump sum on the first regular payroll period following the expiration of any period during which the Participant may revoke the Release pursuant to Section 6, so long as the Release becomes effective no later than sixty (60) days after the Participant’s Separation. Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the Release straddles two taxable years, then the Company shall make any severance payment due to the Participant under this Section 5(b)(i) in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed Release to the Company.

(ii)    Health Benefit Continuation. If (x) the Participant was a participant in the Company’s group health insurance plans on the date of such Participant’s Involuntary Termination and (y) timely elects continued coverage under COBRA, the Company shall pay the total amount of the Participant’s COBRA premiums (at the Participant’s same coverage levels in effect as of the date of Participant’s Separation) on behalf of the Participant and the Participant’s eligible dependents, until the earliest to occur of: (A) the end of the number of months set forth in the table below for the Participant, as applicable; (B) the expiration of the Participant’s eligibility for continuation of coverage under COBRA; and (C) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the Involuntary Termination through the earliest to occur of the dates set forth in clause (A) through (C), the “Non-CIC COBRA Payment Period”).

Participant Tier	Health Benefit Continuation Period
Tier 1	12 months
Tier 2	12 months
Tier 3	6 months

The payments in this Section 5(b)(ii) will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the Non-CIC COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under Section 5(b)(ii) will cease. For purposes of this Section 5(b)(ii), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(c)    Change in Control Termination. Notwithstanding Section 5(b), if a Participant’s employment with the Company is terminated as a result of a Change in Control Termination, then subject to such Participant’s satisfaction of the requirements of Section 6 of the Plan, the Company shall provide the Participant with the following Severance Benefits:

(i)    Cash Severance. The Company shall pay the Participant a cash severance amount, as follows:

Participant Tier	Cash Severance Amount
Tier 1	An amount equal to 150% of the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Annual Target Bonus
Tier 2	An amount equal to 100% of the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Annual Target Bonus
Tier 3	An amount equal to 75% of the sum of (x) the Participant’s Base Salary plus (y) the Participant’s Annual Target Bonus

The payments in this Section 5(c)(i) will be subject to applicable tax withholdings. Any cash severance payable under this Section 5(c)(i) shall be paid in a lump sum on the first regular payroll period following the expiration of any period during which the Participant may revoke the Release pursuant to Section 6, so long as the Release becomes effective no later than sixty (60) days after the Participant’s Separation. Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the Release straddles two taxable years, then the Company shall make any severance payment due to the Participant under this Section 5(c)(i) in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed Release to the Company.

(ii)    Accelerated Vesting of Equity Awards. One hundred percent (100%) of the Participant’s outstanding equity awards that vest solely based on the passage of time (“Time-Based Awards”) automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable; provided, that any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions (“Performance-Based Awards”) shall vest assuming “target” level of performance, unless the terms of the applicable award agreement for a Performance-Based Award provides otherwise, in which case the applicable award agreement for such Performance-Based Award shall govern. The foregoing provisions are hereby deemed to be a part of each award agreement for Time-Based and Performance-Based Awards held by and subsequently issued to the Participant, and supersede any less favorable provision in any agreement or plan governing such Time-Based and Performance-Based Awards. For the avoidance of doubt, all Time-Based and Performance-Based Awards eligible for accelerated vesting pursuant to this Section 5(c)(ii) shall remain outstanding and eligible to vest following the Participant’s Involuntary Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Participant’s Release. The period over which such vested Time-Based and Performance-Based Awards may be exercised shall be governed by the provisions of the applicable plan and award agreement for such Time-Based or Performance-Based Award; provided that any Time-Based or Performance-Based Awards that are stock option awards shall be exercisable for the full term of such stock option award.

(iii)    Health Benefit Continuation. If (x) the Participant was a participant in the Company’s group health insurance plans on the date of such Participant’s Change in Control Termination and (y) timely elects continued coverage under COBRA, the Company shall pay the total amount of the Participant’s COBRA premiums (at the same coverage levels in effect as of the date of Participant’s Separation) on behalf of the Participant and the Participant’s eligible dependents, until the earliest to occur of (A) the end of the number of months set forth in the table below for the Participant, as applicable, (B) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (C) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the Change in Control Termination through the earliest to occur of the dates set forth in clause (A) through (C), the “CIC COBRA Payment Period”).

Participant Tier	Health Benefit Continuation Period
Tier 1	18 months
Tier 2	12 months
Tier 3	9 months

These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this Section 5(c)(iii) will cease. For purposes of this Section 5(c)(iii), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by a Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(d)    Code Section 280G Cutback. If the Severance Benefits provided by this Plan or other benefits otherwise payable to a Participant (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Section 5(d), would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then such Severance Benefits or other benefits shall be payable either in full or in such lesser amount which would result in no portion of such Severance Benefits or other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of such Severance Benefits and other benefits under this Plan or otherwise, notwithstanding that all or some portion of such Severance Benefits or other benefits may be taxable under Code Section 4999. Any reduction in the Severance Benefits and other benefits required by this Section 5(d) shall be made in the following order: (i) cancellation of accelerated vesting of options with no intrinsic value; (ii) reduction of cash payments; (iii) cancellation of accelerated vesting of Equity Awards other than options; (iv) cancellation of accelerated vesting of options with intrinsic value; and (v) reduction of other benefits paid or provided to the Participant. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from date of such determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares. All determinations required to be made under this Section 5(d) (including whether any of the Severance Benefits or other benefits are parachute payments and subject to the Excise Tax, or whether such benefits shall be reduced) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this Section 5(d), the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 5(d). The accounting firm’s determination will be binding on both the Participant and the Company absent manifest error.

6.    Terms and Conditions for Receipt of Severance Benefits

As a condition to receiving Severance Benefits under the Plan, each Participant shall be required to (i) sign and deliver to the Company, and not revoke or violate the terms of, a general release of all claims in the form provided by the Company (the “Release”), (ii) return all Company Property to the Company, and (iii) comply with all agreements between the Company and the Participant relating to confidentiality, non-competition, non-solicitation and non-disparagement. The Company shall deliver the Release to the Participant within 10 days after the Participant’s Separation. The Release will specify how much time the Participant has to sign it and whether there is a revocation period; provided, however, that the deadline for execution of the Release will in no event be later than 50 days after the Participant’s Separation and the Release must become effective by the 60th day after the Participant’s Separation. If the Release has not been signed by the Participant and become effective by the 60th day after the Participant’s Separation, then the Participant will cease to be eligible for benefits under this Plan.

7.    Claims Procedures

(a)    Initial Claim. Normally, a Participant does not need to present a formal claim to receive benefits payable under this Plan. If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Committee. A formal claim must be filed within one (1) year after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Committee in writing consents otherwise. Within thirty (30) days after receiving a claim, the Committee will notify the Participant in writing of the Committee’s acceptance or denial, in whole or in part, of the claim. If a claim is partially or wholly denied, such notice shall include the basis for the denial and whether any additional material or information may enable the Committee to reconsider a claim.

(b)    Appeals. A Participant may request in writing to the Committee a review of a denied claim within thirty (30) days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review. For purposes of the review, a Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. Within thirty (30) days after receiving an appeal, the Committee will notify the Participant in writing of the Committee’s decision. If the claim is denied, such notice will set forth the specific reasons for the decision. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 7 has been exhausted.

8.    Recoupment

(a)    Right of Recoupment. If the Board or the Committee, as the case may be, determines within 12 months of a Participant’s Separation that any action or omission by a Participant constituted a violation of the conditions set forth in Section 6 to the material detriment of the Company, then such Participant’s participation in the Plan shall be immediately terminated and such Participant shall repay to the Company, upon demand by the Company to such Participant by the Company, up to 100% of the pre-tax amount paid to such Participant pursuant to this Plan. The Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such violation and the percentage of the pre-tax amount received pursuant to this Plan that must be repaid to the Company.

(b)    Method of Recoupment. To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts due under this Section 8 by withholding future payment of any Severance Benefits, seeking reimbursement of previously paid Severance Benefits, demanding direct cash payment, reducing any amount of compensation owed by the Company to a Participant, and/or such other means determined by the Board or Committee.

(c)    Nonexclusive Remedy. The Company’s right of recoupment under this Section 8 is in addition to any remedy available to the Company with respect to any Participant, including, but not limited to, the initiation of civil or criminal proceedings and any right to repayment under the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable law, regulation or exchange listing requirement.

9.    General

(a)    Amendment and Termination of the Plan. The Board or the Committee may amend or terminate the Plan in any respect (including any change to the Severance Benefits) at any time; provided that no such amendment or termination after the date of a Participant’s Participation Agreement that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

(b)    At-Will Employment. Each Participant is employed by the Company on an “at will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of the Company. The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.

(c)    Non-Duplication of Benefits. Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any Company plan, program, policy or agreement that provides severance benefits upon termination of employment. No Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.

(d)    Unfunded Plan. The Plan shall be unfunded and all benefits payable under the Plan will be paid only from the general assets of the Company. The Plan does not create any right to, or interest in, any specific assets of the Company and the Participants are general, unsecured creditors of the Company.

(e)    No Mitigation. A Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the Severance Benefits provided under the Plan (other than payments or benefits provided under Sections 5(a)(iii) and 5(b)(iii)).

(f)    Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

(g)    Right to Offset. To the extent permitted by law, the Company may offset against any obligation to pay any portion of any severance benefit under the Plan any outstanding amount of whatever nature that a Participant then owes to the Company in his or her capacity as an employee. However, no amount of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) that is payable to a Participant under the Plan may be used to offset any amount that the Participant then owes to the Company.

(h)    Successors. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control of the Company and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(i)    Governing Law. Except as otherwise may be required pursuant to state laws applicable to the Participant, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware or by United States federal law.

(j)    Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(k)    Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to such Participant at the home address most recently communicated by the Participant to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Committee, with a copy to the Company’s Corporate Secretary. Notices may also be sent by electronic mail or facsimile and will be effective upon transmission or confirmation of transmission, as the case may be, to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

10.    409A Compliance.

(a)    The Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of a Participant, which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Section 409A.

(b)“    Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Section 409A, a Participant’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(c)    With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant, as specified under this Plan: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day following the earlier of (i) the Participant’s Separation or (ii) the date of the Participant’s death.

11.    Definitions

The following definitions apply to the Plan:

“Accrued Benefits” means, with respect to a Participant, the Participant’s (i) earned but unpaid Base Salary through the date of Separation, (ii) any earned but unpaid Annual Target Bonus for the fiscal year preceding the fiscal year in which Participant’s Separation occurs; and (iii) unreimbursed business expenses to the extent that the unreimbursed business expenses qualify for the reimbursement under the Company’s existing policies. The Company will pay the Accrued Benefits to a Participant in a cash lump sum within a timeframe compliant with relevant state laws.

“Affiliate” means any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).

“Annual Target Bonus” means, with respect to a Participant, the Participant’s short-term incentive bonus target in effect on the date of Participant’s Separation (assuming 100% achievement of the Participant’s and the Company’s performance objectives, if any, and prior to giving effect to any reduction in Participant’s Annual Target Bonus in connection with a reduction in the Annual Target Bonus giving rise to the Participant’s Resignation for Good Reason). Notwithstanding the foregoing, the Participant’s Annual Target Bonus for purposes of this Plan shall be deemed to be the amount received as a bonus by the Participant for the Company’s fiscal year preceding the date of the Participant’s termination of employment if a target bonus has not been established for the then current fiscal year.

“Base Salary” means, with respect to a Participant, the Participant’s annual rate of base salary in effect as of the date of the Participant’s Separation (and prior to giving any effect to any reduction in the Participant’s Base Salary giving rise to the Participant’s Resignation for Good Reason).

“Board” means the Board of Directors of the Company.

“Cause” means a Participant’s: (i) conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) participation in a fraud or material act of dishonesty against the Company; (iii) intentional and material violation of any contract or agreement between Participant and the Company or of any statutory duty owed to the Company; (iv) repeated and willful failure to perform Participant’s job duties after 30 days written notice of such deficiency and an opportunity to cure (of at least 15 business days); (v) knowing engagement or participation in any activity which is directly competitive with or injurious to the Company or which violates any material provisions of Participant’s Proprietary Information and Inventions Agreement with the Company which remains uncured after 30 days written notice thereof; or (vi) gross misconduct. The determination that a termination of any Participants employment is for Cause shall be made in good faith by the Committee or the Board.

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)

Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

(iii)

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iv)

the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

(v)

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any) to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Change in Control Termination” means (i) for a Tier 1 or Tier 2 Participant, such Participant’s Involuntary Termination which occurs within ninety (90) days prior to or within eighteen (18) months following a Change in Control and (ii) for a Tier 3 Participant, such Participant’s Involuntary Termination which occurs within ninety (90) days prior to or within twelve (12) months following a Change in Control.

“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under it.

“Committee” means the Compensation Committee of the Board. The Committee may delegate some or all of its authority under the Plan to any person, persons or subcommittee, in which event, the term “Committee” includes such person, persons or subcommittee to the extent of such delegation.

“Company” means Contineum Therapeutics, Inc. and any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include: (i) the Company or any subsidiary of the Company; (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company; (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities; (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of this offer letter, is the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

“Existing Equity Award” means any outstanding equity award granted to a Participant prior to the Effective Date.

“Involuntary Termination” means either (i) a Participant’s Termination Without Cause or (ii) a Participant’s Resignation for Good Reason. For purposes of clarity, a Participant shall not be subject to an Involuntary Termination for purposes of this Plan if the Participant is terminated in connection with a Change in Control or the sale or conveyance of such Participant’s business unit or division as a result of such Participant failing to accept a comparable offer of employment made by the Company, the acquirer or successor to the Company in such transaction that would not give rise to a “Resignation for Good Reason.” On the other hand, a Participant who accepts comparable employment with the Company, an acquirer or successor to the Company following a Change in Control remains entitled to receive Severance Benefits if such Participant’s employment is subsequently terminated as specified under Section 5(c) within the 18 month period following the Change in Control.

“Participant” means a person employed by the Company who has been designated by the Committee to participate in the Plan.

“Plan” means this Contineum Therapeutics, Inc. Executive Severance Plan.

“Pro-Rata Annual Target Bonus” means a pro-rated amount of the Participant’s Annual Target Bonus for the Company’s fiscal year in which the Involuntary Termination occurs, based on a fraction, the numerator of which is the number of days in the fiscal year the Participant was employed by the Company and the denominator of which is 365.

“Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing.

“Resignation for Good Reason” means a Participant’s Separation as a result the Participant’s resignation from employment after one of the following conditions has come into existence without the Participant’s consent: (i) a material breach by the Company or any successor or affiliate of any agreement between the Participant and the Company or its affiliates; (ii) a material reduction in the Participant’s level of authority, duties, position or responsibilities; (iii) a material reduction of the Participant’s Base Salary and/or Annual Target Bonus other than as part of an across-the-board reduction for all senior management of the Company; (iv) in the event of such an across-the-board reduction and a subsequent across-the-board restoration for substantially all senior management of all or any portion of the reduced Base Salary and/or Annual Target Bonus, then a failure to restore Participant’s Base Salary and/or Annual Target Bonus in at least a proportional manner; (v) relocation of the Participant’s principal place of employment with the Company to a location that requires an increase in Participant’s one-way driving distance by more than 35 miles; provided that if such Participant’s principal place of employment with the Company is his or her personal residence, this clause (v) shall not apply. In order to constitute a Resignation for Good Reason: (i) the Participant must provide the Company with written notice of the intent to resign for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Participant believes constitutes grounds for a Resignation for Good Reason, which notice shall describe such condition(s); (ii) the Company must fail to remedy, if remediable, such condition(s) within 30 days following receipt of the Participant’s written notice (the “Cure Period”); and (iii) Participant must actually terminate his or her employment within the first 30 days after expiration of the Cure Period. For purposes of clarity, if the Participant is the then serving Chief Executive Officer of the Company, and such Participant does not report directly to the Board of Directors of the acquirer or successor to the Company following a Change in Control transaction, then such Participant shall be entitled to submit a Resignation for Good Reason in accordance with the terms hereof because the Participant’s level of authority, position or responsibilities, taken as a whole, shall be deemed to have been materially reduced. For purposes of clarity, if the Participant is the then serving Chief Executive Officer of the Company, and such Participant does not report directly to the Board of Directors of the acquirer or successor to the Company following a Change in Control transaction, then such Participant’s level of authority, duties, position or responsibilities shall be deemed to have been materially reduced for purposes of the Plan.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A.

“Severance Benefits” means the benefits specified in Section 5 of this Plan.

“Termination Without Cause” means a Separation as a result of the termination of the Participant’s employment by the Company without Cause and not as a result of the Participant’s death or disability.

“Tier 1 Participant” means any Participant who the Committee has designated as a Tier 1 Participant.

“Tier 2 Participant” means any Participant who the Committee has designated as a Tier 2 Participant.

“Tier 3 Participant” means any Participant who the Committee has designated as a Tier 3 Participant.

EXHIBIT A

CONTINEUM THERAPEUTICS, INC.
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (“Participation Agreement”) is entered into by and between ___________ (the “Participant”) and Contineum Therapeutics, Inc. (the “Company”) pursuant to the Contineum Therapeutics, Inc., Executive Severance Plan (the “Plan”). This Participation Agreement is effective as of the date last set forth on the signature page hereto (the “Effective Date”). All capitalized terms used in this Participation Agreement not otherwise defined herein shall have the meanings set forth in the Plan.

Pursuant to the Plan, the Participant has been designated as a Tier [1] [2] [3] Participant, eligible to receive Severance Benefits as specified in the Plan provided the Participant agrees to comply with all of the terms and conditions of the Plan.

Accordingly, the Participant hereby agrees that the Participant has received a copy of the Plan and has reviewed and understands all of the terms and conditions of the Plan, and hereby agrees to comply with and be bound by all of the terms and conditions of the Plan.

The Participant also agrees and understands that if the Participant was eligible for severance or other vesting acceleration benefits pursuant to an existing offer letter, employment or severance agreement dated on or prior to the Effective Date, the Participant’s rights to such severance benefits under such agreement(s) are hereby terminated and replaced with the rights set forth in the Plan; provided, however, that for the avoidance of doubt, all other terms and conditions unrelated to severance benefits in such agreements shall remain in full force and effect.

The Participant also agrees that, by execution of this Participation Agreement, the award agreements for all outstanding equity awards held by the Participant as of the Effective Date (the “Existing Equity Awards”) are hereby amended to (i) provide that the terms “Cause,” “Change in Control,” and “Good Reason” as used in those Existing Equity Awards shall have the meanings set forth in Section 11 of the Plan and (ii) replace any accelerated vesting provisions in such Existing Equity Awards with the accelerated vesting provisions set forth in the Plan.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Participant hereby agrees to the requirements for participation in the Plan as set forth in this Participation Agreement and the Plan.

__________________________
[PARTICIPANT]

__________________________
Date